CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” and to the use of our report on the 2006 financial statements dated February 16, 2007, which is incorporated by reference in this Registration Statement (Form N-1A) of Direxion Insurance Trust, comprising Dynamic VP HY Bond Fund, Evolution VP Managed Bond Fund, and Evolution VP All-Cap Equity Fund, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 28 to the Registration Statement under the Securities Act of 1933 (File No. 333-93813).

/s/ Ernst & Young LLP

Chicago, Illinois
April 27, 2007